Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Mobile Mini, Inc.:

We consent to the incorporation by reference in the registration statement Nos. 333-41495, 333-43954, 333-86495, 333-65566, 333-107333, 333-136595, 333-162871, 333-188513, and 333-194053 on Form S-8 of  Mobile Mini, Inc. of our report dated February 3, 2020, with respect to the consolidated balance sheets of Mobile Mini, Inc. as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which report appears in the December 31, 2019 annual report on Form 10-K of Mobile Mini, Inc.

Our report contains an explanatory paragraph related to Mobile Mini, Inc.’s change in method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP

Phoenix, Arizona
February 3, 2020